Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

January 4, 2010

B:11.375”

T:10.875”

S:10.125”

B:14.875”

S:13.75”

T:14.5”

Studio Mechanical

02

003839_0101_iPath_VIX_P_MECH_BARC.indd

12-14-2009 10:58:19 AM

DPA

Allen Suen

Released

Unreleased

None

Laser

Job info

Fonts & Images

Production notes

Approvals

Art Director

Copywriter

Designer

Creative Dir

Account Mgr

Print Prod

Project Mgr

Studio Mgr

Buddy Check

Proofreader

VB&P Job

Client

Mats close

1st insert

Title

Color/B&W

Live

Trim

Bleed

Gutter

Scale

Pubs

003839_0101

BARC

12/15/09

12/28/09

iPath Interim Print Initiative

4C

10.125” x 13.75”

10.875” x 14.5”

11.375” x 14.875”

None

1” = 1”

Investment News

Tavia Holmes

Eric Liebhauser

None

None

Tracy Nhek

David Russ

Leah O’Callaghan

• All art is FINAL

• Grey box is 80k

• Barclays blue is 100c

• ETNs are 13.75pt

• URL and capabilities: 10pt

• Light grey behind legal is 8% K

• Top blue bar prints 100c

• Body copy is 11.5 pts.

• Bold legal is 9 pt, rest of legal is 8 pt

• FDIC disclaimer is 9 pt.

• All legal prints 80% K

• Keyline indicates trim, does not print

Fonts Expert Sans (Black, Regular, Extra Bold, Bold)

Images ip_tag_2c_bk_rev_cmyk_r.epsIBIM_Barclays_InterimBadge_100C_09.eps

201 Post Street San Francisco CA 94108

415-288-3300

www.venablesbell.com

VEnABLES BELL & PARTnERS

Two liquid insTrumenTs ThaT provide fasT,easy access tovolaTiliTy reTurns?done and done.

VXX: iPath® S&P 500 VIX Short-Term FuturesTM ETN

VXZ: iPath® S&P 500 VIX Mid-Term FuturesTM ETN

Accessing volatility can be faster, easier, and more flexible with the VXX and VXZ Exchange Traded Notes from iPath®. Linked to indexes comprised of short or medium-term VIX futures contracts, these ETNs are tools for hedging and expressing directional views on volatility. They just may be your volatility tracking instrument of choice.

www.iPathETN.com

Commodities Currencies Emerging Markets Strategies

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

© 2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0175-1209

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE